Exhibit 4.1

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (the “Agreement”), dated as of December 30, 2006, by and among Ascendia Brands, Inc. (f/k/a Cenuco, Inc.), a Delaware corporation, with headquarters located at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 (the “Company”), Prencen Lending LLC, a Delaware limited liability company (the “Debt Investor”) and Prencen LLC, a Delaware limited liability company (the “Equity Investor”, and collectively with the Debt Investor, the “Investors”). Capitalized terms not defined herein shall have the meaning as set forth in the Amended Securities Purchase Agreement (as defined below).

WHEREAS:

A.          The Company entered into that certain Second Amended and Restated Securities Purchase Agreement, dated as of June 30, 2006 (as amended prior to the date hereof, the “Existing Securities Purchase Agreement”), by and among the Company and the Investors, pursuant to which, among other things, (i) the Debt Investor purchased from the Company a Senior Secured Convertible Note (as amended prior to the date hereof, the “Existing Note”), which is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in accordance with the terms thereof (the Existing Note as converted, the “Existing Conversion Shares”) and (ii) the Equity Investor purchased from the Company warrants to acquire additional shares of Common Stock.

B.       Contemporaneously with the consummation of the transactions contemplated by the Existing Securities Purchase Agreement, (i) the Company and certain Subsidiaries of the Company entered into an Amended and Restated Pledge and Security Agreement, dated as of August 2, 2006, by and among the Company, certain Subsidiaries of the Company and the Debt Investor (the “Existing Pledge Agreement”), (ii) the Company and certain Subsidiaries of the Company entered into an Amended and Restated Security Agreement, dated as of August 2, 2006, by and among the Company, certain Subsidiaries of the Company and the Debt Investor (the “Existing Security Agreement”), (iii) certain of the Subsidiaries of the Company entered into an Amended and Restated Guaranty (the “Initial Guarantors”) in favor of the Debt Investor, dated as of August 2, 2006 (the “Existing Guaranty”) and (iv) certain other Subsidiaries of the Company entered into a Guaranty (the “Additional Guarantors”) in favor of the Debt Investor, dated as of August 2, 2006 (the “Existing Additional Guaranty”).

C.         The Company and the Investors desire to enter into this Agreement, pursuant to which, among other things, (i) the Company shall amend and restate its Existing Note as set forth in the Amended and Restated Senior Secured Convertible Note in the form attached hereto as Exhibit A (the “Amended Note”), which shall be convertible into Common Stock (as converted, collectively, the “Amended Conversion Shares”), in accordance with the terms thereof and (ii) the Debt Investor shall waive certain outstanding Events of Default (as defined in the Existing Note) set forth on Schedule I attached hereto (the “Existing Events of Default”).

D.           The exchange of the Existing Note for the Amended Note is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.

E.           Prior to the date hereof, the Company and the Investors have entered into that certain Amendment and Exchange Agreement (as amended from time to time, the “Common Exchange Agreement”), pursuant to which the Equity Investor shall exchange certain Common Stock of the Company held by the Equity Investor for Series B Convertible Preferred Stock of the Company (the “Exchange”).

F.           Prior to the date hereof, the Company and the Investors have entered into that certain Second Amended and Restated Registration Rights Agreement (as amended prior to the date hereof, the “Existing Registration Rights Agreement”), by and among the Company and the Investors, pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Existing Registration Rights Agreement) under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Company and the Investors hereby agree as follows:

1.	AMENDMENT AND RESTATEMENT OF EXISTING NOTE.

(a)   Amendment and Restatement of Existing Note. Subject to satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, (i) the Debt Investor shall surrender to the Company at the closing contemplated by this Agreement (the “Closing”) the Existing Note of the Debt Investor and (ii) the Company shall issue and deliver to the Debt Investor the Amended Note in the same outstanding principal amount and with such accrued but unpaid interest as under the Existing Note on the Closing Date (as defined below).

(b)     Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York Time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 5 and 6 below (or such later date as is mutually agreed to by the Company and the Investors). The Closing shall occur on the Closing Date at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

2.	AMENDMENTS; WAIVER; CONSENT;.

(a)        Existing Securities Purchase Agreement; Existing Registration Rights Agreement. The Existing Securities Purchase Agreement (as amended hereby, the “Amended Securities Purchase Agreement”) and the Existing Registration Rights Agreement (as amended hereby, the “Amended Registration Rights Agreement”) shall be amended as of the Closing as follows:

(i)           All references to “Notes” in the Transaction Documents shall mean, and are hereby replaced with, the following:

“Amended Note” (as defined in the Amendment Agreement, dated December 30, 2006, by and among the Company and the Buyers (the “Note Amendment Agreement”)).

(ii)          All references to “Registration Rights Agreement” in the Transaction Documents shall mean, the Amended Registration Rights Agreement.

(iii)        All references to “Securities Purchase Agreement” in the Transaction Documents shall mean, the Amended Securities Purchase Agreement.

(iv)         The defined term “Transaction Documents” as used in any of the Transaction Documents is hereby amended to include the Note Amendment Agreement and the Ratification Agreements (as defined in the Note Amendment Agreement).

(b)       Ratifications. Except as otherwise expressly provided herein, (i) the Securities Purchase Agreement, Registration Rights Agreement, each Security Document and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Closing Date (A) all references in the Transaction Documents, including without limitation any Security Document, to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Existing Securities Purchase Agreement as amended by this Agreement, and (B) all references in the other Transaction Documents, including without limitation any Security Document, to the “Registration Rights Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Registration Rights Agreement shall mean the Existing Registration Rights Agreement as amended by this Agreement, (ii) to the extent that the Securities Purchase Agreement or any other Transaction Document purports to pledge to the Debt Investor, or to grant to the Debt Investor, a security interest in or lien on, any collateral as security, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Agreement shall not operate as an amendment of any right, power or remedy of the Debt Investor or the Equity Investor under any Transaction Document, nor constitute an amendment of any provision of any Transaction Document.

(c)       Waiver. Effective as of the Closing Date, the Debt Investor hereby waives the Existing Events of Default.

(d)       Consent. The Debt Investor hereby consents to (i) the amendments set forth in this Agreement and (ii) the consummation of the transactions contemplated hereby, in each case, as required by the terms of the Existing Note.

3.	REPRESENTATIONS AND WARRANTIES

(a)   Investor Representations. Each Investor hereby represents and warrants to the Company as set forth in Section 2 of the Amended Securities Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement.

(b)      Company Representations. The Company represents and warrants to each Investor as set forth in Section 3 of the Amended Securities Purchase Agreement as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement, except as set forth on the Schedules of the Company attached hereto and except for such representations and warranties that are not true and correct as of the date hereof solely by virtue of the Stockholder Approval not being obtained as of the Closing Date and the amendments to the certificate of incorporation of the Company not having been filed with the Secretary of State of Delaware to effectuate the amendments specified in clauses (x) and (y) of Section 7(b)(ii) below as of the Closing Date.

(c)       No Event of Default. The Company represents and warrants to the Investor that, other than the Existing Events of Default, after giving effect to the terms of this Agreement, no Default or Event of Default shall have occurred and be continuing as of the date hereof. Notwithstanding anything herein or in any Transaction Document, as amended, to the contrary, no Default or Event of Default shall be deemed to have occurred and be continuing as of the date hereof solely by virtue of the Stockholder Approval not being obtained as of the Closing Date and the amendments to the certificate of incorporation of the Company not having been filed with the Secretary of State of Delaware to effectuate the amendments specified in clauses (x) and (y) of Section 7(b)(ii) below as of the Closing Date.

(d)   Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Amended Note may be tacked onto the holding period of the Existing Note and, so long as the Company receives a legal opinion in a generally acceptable form in connection with a resale of the shares of Common Stock issuable upon conversion of the Amended Note in reliance upon Rule 144, the Company agrees not to take a position contrary to this Section 3(c).

4.	FEES AND EXPENSES

(a)        At the Closing, the Company shall reimburse the Investors for their reasonable legal fees and expenses in connection with the preparation and negotiation of this Agreement and the related documents by paying such amount to Schulte Roth & Zabel LLP (the “Investor Counsel Expense”). Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other non-income taxes and duties levied in connection with the issuance (but not the conversion) of the Amended Note.

5.	CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.

The obligations of the Company to each Investor hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing such Investor with prior written notice thereof:

(a)       Each Investor shall have executed this Agreement and delivered the same to the Company.

(b)       The Debt Investor shall have delivered to the Company its Existing Note for cancellation or such other documentation reasonably satisfactory to the Company that such Debt Investor’s Existing Note has been lost or destroyed.

(c)       The representations and warranties of the Investors in Section 3(a) hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date). The Company shall have received a certificate of the Investors, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Company in the form attached hereto as Exhibit E-1.

6.	CONDITIONS TO THE INVESTORS’ OBLIGATIONS HEREUNDER.

The obligations of each Investor hereunder is subject to the satisfaction of each of the following conditions, provided that these conditions are for each Investor’s sole benefit and may be waived by such Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)       The Company shall have executed this Agreement and delivered the same to such Investor.

(b)     Such Investor shall have received the opinion of Kramer Levin Naftalis & Frankel LLP, the Company’s outside counsel, dated as of the Closing Date, in substantially the form of Exhibit B attached hereto.

(c)     The Company shall have executed and delivered to the Debt Investor the Amended Note being issued to the Debt Investor at the Closing.

(d)     The Company shall have delivered to such Investor a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (x) the resolutions as adopted by the Company’s board of directors in a form reasonably acceptable to the Investors, (y) the Certificate of Incorporation and (z) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit C.

(e)      The Company shall have delivered to such Investor a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(f)      The Company shall have delivered to such Investor a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date.

(g)       The Company shall have delivered to such Investor a certified copy of the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date.

(h)       The representations and warranties of the Company in Section 3(b) shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except (x) for representations and warranties that shall not be true and correct as of the date when made and/or as of the Closing Date as though made at that time, in each case solely by virtue of the Stockholder Approval not being obtained as of the date when made and/or as of the Closing Date and the amendments to the certificate of incorporation of the Company not having been filed with the Secretary of State of Delaware to effectuate the amendments specified in clauses (x) and (y) of Section 7(b)(ii) below as of the date when made and/or as of the Closing Date and (y) for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date (except for any breach of any such covenants or agreements solely by virtue of the Stockholder Approval not being obtained at or prior to the Closing Date and the amendments to the certificate of incorporation of the Company not having been filed with the Secretary of State of Delaware to effectuate the amendments specified in clauses (x) and (y) of Section 7(b)(ii) below at or prior to the Closing Date). Such Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Investor in the form attached hereto as Exhibit E-2.

(i)       The Company and its Subsidiaries party thereto shall have delivered to such Buyer the amendment, ratification and affirmation of the Existing Security Agreement in the form attached hereto as Exhibit F (the “Security Ratification Agreement”) and the Existing Pledge Agreement in the form attached hereto as Exhibit G (the “Pledge Ratification Agreement”).

(j)    The Initial Guarantors shall have delivered to such Buyer the amendment, ratification and affirmation of the Existing Guaranty in the form attached hereto as Exhibit H (the “Guaranty Ratification Agreement”)

(k)      The Additional Guarantors shall have delivered to such Buyer the amendment, ratification and affirmation of the Existing Additional Guaranty in the form attached hereto as Exhibit I (the “Additional Guaranty Ratification Agreement”, and together with the Security Ratification Agreement, the Pledge Ratification Agreement and the Guaranty Ratification Agreement, the “Ratification Agreements”).

(l)      The Amended Note and Transaction Documents shall be secured pursuant to the terms of the Security Documents in the same manner and to the same extent as the Existing Notes.

(m)   Other than the Stockholder Approval, the Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance of the Amended Note.

(n)      The Company shall have delivered to such Investor duly executed Voting Agreements from the holders of a majority of the outstanding voting securities of the Company, in the form attached hereto as Exhibit J (the “Voting Agreements”), whereby the Stockholders shall agree to vote in favor of the Resolutions (as defined below).

(o)       The Company shall have delivered to such Investor the Transaction Stockholder Consent (as defined below).

(p)	The Exchange shall have been consummated.
7.	MISCELLANEOUS.

(a)      Disclosure of Transactions and Other Material Information. On or before 5:30 p.m., New York time, on the fourth Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching the material Transaction Documents not previously filed (including, without limitation, the form of this Agreement and the form of the Amended Note) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the earlier to occur of (i) the fourth Business Day following the consummation of the Acquisition and (ii) sixty (60) calendar days after the Closing Date (the “Disclosure Deadline”), no Investor shall be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing or other public filings by the Company with the SEC prior to the Disclosure Deadline. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide any Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express written consent of such Investor. If an Investor has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries, it shall provide the Company with written notice thereof. The Company shall, within five (5) Trading Days of receipt of such notice, make public disclosure of such material, nonpublic information. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, an Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Investor shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure. The Company and the Investors shall work together to adopt procedures designed to ensure that material non-public information is not disclosed to the Investors without its consent. Subject to the foregoing, neither the Company, its Subsidiaries nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (x) in substantial conformity with the 8-K Filing and contemporaneously therewith and (y) as is required by applicable law and regulations (provided that in the case of clause (y) each Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Investor, neither the Company nor any of its Subsidiaries or affiliates shall disclose the name of such Investor in any filing, announcement, release or otherwise. Notwithstanding the foregoing, (I) in the event that the Equity Investor is deemed a director by deputization by virtue of the rights set forth in Section 4(t) of the Amended Securities Purchase Agreement, the restrictions set forth in this Section 7(a) shall not apply to the provision of information in the ordinary course to such director and the rights of the Equity Investor and its affiliates to disclose any material non-public information received by such director as set forth in this Section 7(a) shall not apply and (II) in the event any Investor receives material non-public information it solicited from any employee, officer or director of the Company or any of its Subsidiaries the rights of such Investor and its affiliates to disclose any material non-public information received by such director as set forth in this Section 7(a) shall not apply.

(b)	Stockholder Approval.

(i)           Transaction Stockholder Approval. The Company shall prepare and file with the SEC, as promptly as practicable after the Closing Date, but in no event later than January 24, 2007, an information statement (the “Transaction Information Statement”), substantially in the form which has been previously reviewed by the Investors and Schulte Roth & Zabel LLP, at the expense of the Company, not to exceed $5,000, informing the stockholders of the Company of the receipt of the consents of the holders of a majority of the outstanding voting securities of the Company in the form attached hereto as Exhibit K-1 (the “Transaction Stockholder Consent” and the date such Transaction Stockholder Consent is effective pursuant to applicable law and regulation, the “Transaction Stockholder Consent Effective Date”) approving the Transaction Resolutions (the “Transaction Resolutions”) that approve the transactions contemplated hereby and pursuant to the Common Exchange Agreement, including, without limitation, the issuance and terms of the Amended Note, the exchange of the Common Shares (as defined in the Common Exchange Agreement) for the Preferred Shares (as defined in the Common Exchange Agreement) and the issuance and the terms of the Preferred Shares, in accordance with the Company’s Certificate of Incorporation and other certificate of designations and applicable law and the rules and regulations of the Principal Market. In addition to the foregoing, if otherwise required by applicable law, rule or regulation, the Company shall prepare and file with the SEC a preliminary proxy statement with respect to a special or annual meeting of the stockholders of the Company (the “Transaction Stockholder Meeting”), which shall be called as promptly as practicable after the date hereof, but in no event later than April 30, 2007 (the “Transaction Stockholder Meeting Deadline”) soliciting each such stockholder’s affirmative vote for approval of, to the extent not previously adopted, the Transaction Resolutions (such affirmative approval being referred to herein as the “Transaction Stockholder Approval” and the date such approval is obtained, the “Transaction Stockholder Approval Date”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such Transaction Resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve the Transaction Resolutions. The Company shall be obligated to seek to obtain the Transaction Stockholder Approval by the Transaction Stockholder Meeting Deadline. If,

despite the Company’s reasonable best efforts, the Transaction Stockholder Approval is not obtained on or prior to the Transaction Stockholder Meeting Deadline, the Company shall cause an additional Transaction Stockholder Meeting to be held every six (6) month period thereafter until the second anniversary of the Closing Date, whereafter such Transaction Stockholder Meeting shall only be required to occur at the annual meeting of the Company held that year and each year thereafter until Transaction Stockholder Approval is obtained, provided that if the Board does not recommend to the stockholders that they approve the Transaction Resolutions at any such Transaction Stockholder Meeting and the Transaction Stockholder Approval is not obtained, the Company shall cause an additional Transaction Stockholder Meeting to be held each calendar quarter thereafter until such Transaction Stockholder Approval is obtained.

(ii)          Authorized Share Stockholder Approval. The Company shall prepare and file with the SEC, as promptly as practicable after the date of the conversion of the Series A Preferred Stock of the Company into Common Stock, but in no event later than February 23, 2007, an information statement (the “Authorized Share Information Statement”), substantially in the form which has been previously reviewed by the Investors and Schulte Roth & Zabel LLP, at the expense of the Company, not to exceed $5,000, informing the stockholders of the Company of the receipt of the consents of the holders of a majority of the outstanding voting securities of the Company in the form attached hereto as Exhibit K-2 (the “Authorized Share Stockholder Consent” and the date such Authorized Share Stockholder Consent is effective pursuant to applicable law and regulation, the “Authorized Share Stockholder Consent Effective Date”) approving the Authorized Share Resolutions (the “Authorized Share Resolutions” and collectively with the Transaction Resolutions, the “Resolutions”) that approve (x) the increase in the authorized Common Stock of the Company from 225,000,000 shares to a number of shares of Common Stock that is no less than such number of shares of Common Stock that would permit the Company to reserve as of the date hereof from the authorized Common Stock of the Company the Required Registration Amount (as defined in the Amended Registration Rights Agreement) of Common Stock of the Company and (y) the amendment of the Certificate of Incorporation of the Company to provide that the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding voting securities of the Company, in accordance with applicable law and the rules and regulations of the Principal Market. In addition to the foregoing, if otherwise required by applicable law, rule or regulation, the Company shall prepare and file with the SEC a preliminary proxy statement with respect to a special or annual meeting of the stockholders of the Company (the “Authorized Share Stockholder Meeting”), which shall be called as promptly as practicable after the date of the conversion of the Series A Preferred Stock of the Company into Common Stock, but in no event later than April 30, 2007 (the “Authorized Share Stockholder Meeting Deadline”) soliciting each such stockholder’s affirmative vote for approval of, to the extent not previously adopted, the Authorized Share Resolutions (such affirmative approval being referred to herein as the “Authorized Share Stockholder Approval” and the date such approval is obtained, the “Authorized Share Stockholder Approval Date” and the Authorized Share Stockholder Approval and the Transaction Stockholder Approval are collectively referred to as the

“Stockholder Approval”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such Authorized Share Resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve the Authorized Share Resolutions. The Company shall be obligated to seek to obtain the Authorized Share Stockholder Approval by the Authorized Share Stockholder Meeting Deadline. If, despite the Company’s reasonable best efforts, the Authorized Share Stockholder Approval is not obtained on or prior to the Authorized Share Stockholder Meeting Deadline, the Company shall cause an additional Authorized Share Stockholder Meeting to be held every six (6) month period thereafter until the second anniversary of the Closing Date, whereafter such Authorized Share Stockholder Meeting shall only be required to occur at the annual meeting of the Company held that year and each year thereafter until Authorized Share Stockholder Approval is obtained, provided that if the Board does not recommend to the stockholders that they approve the Authorized Share Resolutions at any such Authorized Share Stockholder Meeting and the Authorized Share Stockholder Approval is not obtained, the Company shall cause an additional Authorized Share Stockholder Meeting to be held each calendar quarter thereafter until such Authorized Share Stockholder Approval is obtained.

(c)    Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d)     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(e)      Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(f)        Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(g)      No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(h)       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i)       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(j)         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder, including by way of a Fundamental Transaction (as defined in the Notes) (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes). Each Investor may assign some or all of its rights hereunder without the consent of the Company in connection with a transfer by such Investor of any of the Securities, in which event such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights.

(k)       Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Ascendia Brands, Inc.

100 American Metro Boulevard

Suite 108

Hamilton, NJ 08619

Telephone:	(609) 219-0930

Facsimile:	(609) 219-1238
Attention:	General Counsel

With a copy (for informational purposes only) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone:	(212) 715-9100
Facsimile:	(212) 715-8000
Attention:	Thomas D. Balliett, Esq.

If to the Investors:

c/o Prentice Capital Management, LP

623 Fifth Avenue

32nd Floor

New York, NY 10022

Telephone:	(212)-756-8045
Facsimile:	(212) 756-1480
Attention:	Michael Weiss Mathew Hoffman

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
Attention:	Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(l)      Remedies. Each Investor and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investors. The Company therefore agrees that the Investors shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investors and the Company have caused their respective signature page to this Amendment Agreement to be duly executed as of the date first written above.

COMPANY:
ASCENDIA BRANDS, INC. By: /s/ Joseph A. Falsetti Name: Joseph A. Falsetti Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Investors and the Company have caused their respective signature page to this Amendment Agreement to be duly executed as of the date first written above.

INVESTORS:
PRENCEN LLC By: /s/ Mathew B. Hoffman Name: Mathew B. Hoffman Title: General Counsel
PRENCEN LENDING LLC By: /s/ Mathew B. Hoffman Name: Mathew B. Hoffman Title: General Counsel

Schedule I

Existing Events of Default

Section of Amended Note for Event of Default	Description of Event of Default	For Covenant Events of Default:
		Section of Amended Note for Covenant	Title of Covenant	Fiscal Period applicable to such Event of Default (if any)